Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated April 7, 2006, which appears on page F-1 of the Annual Report on Form 10-KSB/A of Secured Digital Applications, Inc. (the "Company"), as filed on April 20, 2006, (which includes an explanatory paragraph relating to the Company's correction of its accounting for preferred stock of a subsidiary, a convertible term note and related warrants in the first, second and third quarters of 2005) for the year ended December 31, 2005.






GHP HORWATH, P.C.
Denver, Colorado
June 5, 2006